Exhibit 99.1

Potlatch Corporation 601 West First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

Contact:	Mark Benson
509.835.1513

POTLATCH COMPLETES CLEARWATER PAPER SPIN-OFF

Spokane, Wash.–December 16, 2008–Potlatch Corporation (NYSE:PCH) announced today that it has completed the previously announced tax-free spin-off of its pulp-based businesses into a publicly traded company called Clearwater Paper Corporation. The spin-off was implemented through a distribution of 100 percent of the common stock of Clearwater Paper to Potlatch shareholders.

Michael J. Covey, chairman, president and CEO of Potlatch, said, “As a result of the spin-off, Potlatch will now be able to devote its attention and resources to leveraging the competitive strengths of the Company as an essentially pure-play timber REIT that is well-positioned to unlock significant value for shareholders.”

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of forestland in Arkansas, Idaho, Minnesota and Wisconsin. Potlatch, a verified forest practices leader is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about the spin-off of Potlatch’s pulp-based businesses and the effect of the spin-off on Potlatch’s future prospects. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause Potlatch’s actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in exchange rates between the U.S. dollar and other currencies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in worldwide demand for Potlatch’s products; changes in worldwide production and production capacity in the forest products industry; competitive pricing pressures for Potlatch’s products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, energy, and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in Potlatch’s public filings with the Securities and Exchange Commission. Potlatch does not undertake to update any forward-looking statements.

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